Exhibit 4.4

KENNEDY-WILSON HOLDINGS, INC.

2009 EQUITY PARTICIPATION PLAN

EMPLOYEE RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT made as of November 13, 2009, by and between Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), and                                          (the “Awardee”).

WITNESSETH:

WHEREAS, the Company has adopted the Kennedy-Wilson Holdings, Inc. 2009 Equity Participation Plan (the “Plan”) for the benefit of its employees, nonemployee directors and consultants and the employees, nonemployee directors and consultants of its affiliates, and

WHEREAS, the Committee has authorized the award to the Awardee of shares of Restricted Stock (“Restricted Shares”) under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided,

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Awardee hereby agree as follows:

1. Definitions.

To the extent not defined herein, terms used in this Agreement which are defined in the Plan shall have the same meanings as set forth in the Plan.

2. Award of Restricted Shares.

The Committee hereby awards to the Awardee [insert # of shares] Restricted Shares. All such Restricted Shares shall be subject to the restrictions and forfeiture provisions contained in Sections 4, 5 and 6, such restrictions and forfeiture provisions to become effective immediately upon execution of this Agreement by the parties hereto.

3. Stock Issuance.

The Awardee hereby acknowledges that the Restricted Shares are issued in book entry form on the books and records as kept by the Company’s transfer agent, shall be registered in the name of the Awardee and a stock certificate evidencing the Restricted Shares shall not be delivered to the Awardee until the Awardee satisfies the vesting requirements contained in Section 4. In the event that a stock certificate is delivered to the Awardee before the vesting requirements are satisfied, the Awardee hereby acknowledges that such stock certificate shall bear the following legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of an Agreement entered into between the registered owner and Kennedy-Wilson Holdings, Inc., effective as of                         , 2010. Copies of such Agreement are on file in the offices of the Secretary, Kennedy-Wilson Holdings, Inc., 9701 Wilshire Blvd., Suite 700, Beverly Hills, CA 90212.”

4. Vesting.

Subject to Section 9, the Restricted Shares shall vest, no longer be subject to Restrictions and become transferable pursuant to the terms of the Plan as follows:

(a) One-fifth (1/5) upon the occurrence of both (i) the Awardee being an employee of the Company or an Affiliate as of the first anniversary of the date of the award of the Restricted Shares pursuant to this Agreement (the “Award Date”), and (ii) the total acquisition cost of assets owned or managed on behalf of third parties by the Company (“Gross Assets Under Management”) equaling or exceeding Three Billion Dollars ($3,000,000,000.00) as of November 13, 2010;

(b) One-fifth (1/5) upon the occurrence of both (i) the Awardee being an employee of the Company or an Affiliate as of the second anniversary of the Award Date, and (ii) the Company’s Gross Assets Under Management equaling or exceeding Three Billion Three Hundred Million Dollars ($3,300,000,000.00) as of November 13, 2011;

(c) One-fifth (1/5) upon the occurrence of both (i) the Awardee being an employee of the Company or an Affiliate as of the third anniversary of the Award Date, and (ii) the Company’s Gross Assets Under Management equaling or exceeding Three Billion Six Hundred Thirty Million Dollars ($3,630,000,000.00) as of November 13, 2012;

(d) One-fifth (1/5) upon the occurrence of both (i) the Awardee being an employee of the Company or an Affiliate as of the fourth anniversary of the Award Date, and (ii) the Company’s Gross Assets Under Management equaling or exceeding Three Billion Nine Hundred Ninety Million Dollars ($3,990,000,000.00) as of November 13, 2013; and

(e) One-fifth (1/5) upon the occurrence of both (i) the Awardee being an employee of the Company or an Affiliate as of the fifth anniversary of the Award Date, and (ii) the Company’s Gross Assets Under Management equaling or exceeding Four Billion Three Hundred Ninety Million Dollars ($4,390,000,000.00) as of November 13, 2014;

provided, that each Gross Assets Under Management target set forth above may be increased and additional vesting requirements may be provided for annually in the Company’s sole discretion upon written notice to the Awardee, which notice shall be deemed to be incorporated herein.

To the extent that any of the above vesting requirements contained in Section 4(a)-(e) are not satisfied as of a particular vesting date, the Restricted Shares subject to vesting on such vesting date shall not vest; provided, that in the event that the vesting requirements are satisfied as of any subsequent vesting date set forth above, all of the Restricted Shares that were subject to vesting prior to such subsequent vesting date shall become fully vested, no longer subject to Restrictions and transferable. If any of the vesting requirements under Section 4(e) are not satisfied as of November 13, 2014, all unvested Restricted Shares shall immediately be forfeited.

Notwithstanding the foregoing, if, prior to the Awardee’s fully satisfying any of the above vesting requirements, the Awardee’s employment with the Company or an Affiliate shall be terminated by the Company or Affiliate without Cause or by the Awardee for Good Reason, in any such event, all the then unforfeited Restricted Shares subject to vesting thereafter shall thereupon, on each subsequent vesting date, become fully vested, no longer subject to Restrictions and transferable if all of the above vesting requirements with respect to such vesting date, except the requirement that the Awardee be an employee of the Company or an Affiliate as of the vesting date, are satisfied.

For purposes of this Section 4 and Section 5, the term “Good Reason” shall mean the voluntary termination of the employment (or other service relationship) of the Awardee with the Company or an Affiliate by the Awardee within six months of the Company’s or Affiliate’s (A) instructing the Awardee to work (or provide services) full-time or substantially full-time at any location not acceptable to the Awardee (other than the Company’s or Affiliate’s main headquarters) that is more than 50 miles from the Awardee’s principal place of work and more than 50 miles from the Awardee’s principal residence, (B) eliminating or materially reducing the Awardee’s duties for the Company or Affiliate or (C) materially reducing the Awardee’s base pay (or base compensation).

5. Termination of Employment.

Sections 6.2, 6.4 and 6.5 of the Plan shall control; provided, however, that notwithstanding anything in the Plan to the contrary, including but not limited to the provisions of Section 6.2(b) of the Plan, if the Awardee’s employment with the Company or an Affiliate shall be terminated by the Company or Affiliate without Cause or by the Awardee for Good Reason, in any such event, the Awardee shall not forfeit any of his or her Restricted Shares; provided, however, that the Restricted Shares shall remain subject to all vesting requirements contained in Section 4(a)-(e) except the requirement that the Awardee be an employee of the Company or an Affiliate as of a particular vesting date.

6. Restriction on Transferability.

Except as otherwise provided in the Plan and subject to Section 9, the Restricted Shares shall not be transferable unless and until (and solely to the extent) the Awardee satisfies the vesting requirements contained in Section 4.

7. Voting and Dividend Rights.

The Awardee shall have the voting and dividend rights of a stockholder of Common Stock with respect to the Restricted Shares.

8. Regulation by the Committee.

This Agreement and the Restricted Shares shall be subject to the administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement, shall be conclusive and binding upon the Awardee.

9. Change of Control.

Notwithstanding the vesting requirements contained in Section 4 and the transfer restrictions contained in Section 6, upon a Change of Control, all of the Restricted Shares shall automatically become fully vested, no longer subject to Restrictions and freely transferable, in each case as of the date of such Change of Control.

10. Withholding.

The Company or an Affiliate shall be entitled to deduct and withhold the minimum amount necessary in connection with the Awardee’s Restricted Stock Award to satisfy its withholding obligations under any and all federal, state and/or local tax rules or regulations.

11. Amendment.

The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would impair the Awardee’s rights or entitlements with respect to the Restricted Shares shall be effective without the prior written consent of the Awardee.

12. Plan Terms.

The terms of the Plan are hereby incorporated herein by reference.

13. Effective Date of Award.

The award of each Restricted Share under this Agreement shall be effective as of the date first written above.

14. Awardee Acknowledgment.

By executing this Agreement, the Awardee hereby acknowledges that he or she has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms of both the Plan and this Agreement.

ATTEST:	KENNEDY-WILSON HOLDINGS, INC.

By:

, Awardee	Its:

4